FOR IMMEDIATE RELEASE

Labcorp Contacts:
Investors: Christin O'Donnell -- 336-436-5076
Investor@Labcorp.com

Media: Kimbrel Arculeo — 336-436-8263
Media@Labcorp.com

Labcorp to Webcast Its Annual Meeting of Shareholders

BURLINGTON, N.C., May 8, 2024 – Labcorp (NYSE: LH), a global leader of innovative and comprehensive laboratory services, today announced that its Annual Meeting of Shareholders will be webcast live on May 14 at 9:00 a.m. ET and can be viewed online on the Labcorp Investor Relations website. An archived replay of the webcast will be available for one year.

About Labcorp
Labcorp (NYSE: LH) is a global leader of innovative and comprehensive laboratory services that helps doctors, hospitals, pharmaceutical companies, researchers and patients make clear and confident decisions. We provide insights and advance science to improve health and improve lives through our unparalleled diagnostics and drug development laboratory capabilities. The company's more than 67,000 employees serve clients in over 100 countries, worked on over 84% of the new drugs approved by the FDA in 2023 and performed more than 600 million tests for patients around the world. Learn more about us at www.labcorp.com.

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